Exhibit 10.6

AMENDMENT NO. 4

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKWAY PROPERTIES LP

THIS AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (“Amendment No. 4”), dated as of [●], 2016, is entered into by and between Parkway, Inc., a Maryland corporation (the “Company”), and Parkway Properties General Partners Inc., a Delaware corporation (the “General Partner”), and amends that certain Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, a Delaware limited partnership (the “Partnership”), dated February 27, 2013, as amended (the “Partnership Agreement”).

WHEREAS, prior to the date hereof, Parkway Properties, Inc., a Maryland corporation (“Parkway”), held certain Partnership Interests in the Partnership and all of the outstanding equity in the General Partner;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among Parkway, the Partnership, Cousins Properties Incorporated, a Georgia corporation (“Cousins”), and Clinic Sub Inc., a Maryland corporation and wholly owned subsidiary of Cousins (“Merger Sub”), Parkway merged with and into Merger Sub (the “Merger”);

WHEREAS, in connection with the Reorganization (as defined in the Merger Agreement), among other actions, (x) the Partnership contributed its direct and indirect ownership in its Houston properties and certain other assets to Parkway Operating Partnership LP, a newly created Delaware limited partnership (“New Parkway LP”), in exchange for limited partner interests in New Parkway LP; (y) the Partnership contributed all of its assets that were not contributed to New Parkway LP to Cousins Properties LP, a newly created Delaware limited partnership (“Cousins LP”), in exchange for limited partner interests in Cousins LP and thereafter distributed the limited partner interests in Cousins LP to the Partnership’s partners; (z) the Company acquired all of Merger Sub’s Partnership Interests in the Partnership, which were previously held by Parkway prior to the Merger, Merger Sub’s general partner interest in New Parkway LP, and all of the outstanding equity in the General Partner and was admitted as a Limited Partner of the Partnership; and

WHEREAS, pursuant to the terms of Section 7.3(e) and Article 14 of the Partnership Agreement, the General Partner, in its capacity as general partner of the Partnership, and the Company, as the holder of a Majority in Interest of the Limited Partners, wish to amend the Partnership Agreement on the terms as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	AMENDMENTS

(a) Section 1.1 of the Partnership Agreement hereby is amended by deleting clause (e) of the definition of “CAPITAL ACCOUNT” in its entirety and replacing such clause with the following:

“The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.”

(b) Section 1.1 of the Partnership Agreement hereby is amended by inserting the following defined term in proper alphabetical order:

“ “COMMON UNIT ECONOMIC BALANCE” means, as of any date, (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Partnership Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.3(a), but prior to the realization of any Liquidating Gains, divided by (ii) the number of the General Partner’s Partnership Common Units.”

(c) Section 1.1 of the Partnership Agreement hereby is amended by inserting the following clause at the end of the definition of “FAIR MARKET VALUE”:

“and PROVIDED FURTHER THAT no determination of FAIR MARKET VALUE of REIT Shares will be made following the date hereof until the REIT Shares have publicly traded for ten consecutive trading days.”

(d) Section 1.1 of the Partnership Agreement hereby is amended by deleting the definition of “PARTNERSHIP PREFERRED UNIT” in its entirety and replacing such definition with the following:

“ “PARTNERSHIP PREFERRED UNIT” means a fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2(a) or 4.3 hereof (including but not limited to a Series A Preferred Unit) that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.”

(e) Section 1.1 of the Partnership Agreement hereby is amended by deleting the definition of “REIT SHARES AMOUNT” in its entirety and replacing such definition with the following:

“ “REIT SHARES AMOUNT” means, as of any date, (i) with respect to Tendered Units, an aggregate number of REIT Shares equal to the number of such Tendered Units, as adjusted (x) pursuant to Section 8.6(h) (in the event the Company acquires or divests material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets received by the Company pursuant to a distribution by the Partnership other than a pro rata distribution to all Partners based on their respective Percentage Interests, and (ii) with respect to Partnership Units in any other context, the amount of REIT Shares determined in accordance with clause (i) assuming for such purpose that all such Partnership Units are Tendered Units. Notwithstanding the foregoing, the REIT Shares Amount shall not be adjusted in connection with an event described in clause (y) above if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units, REIT Shares and/or rights, options or warrants to acquire Partnership Units and/or REIT Shares with respect to all applicable Partnership Common Units or effects a reverse split of, or otherwise combines, the Partnership Common Units, as applicable, that is comparable as a whole in all material respects with such event.”

(f) Section 1.1 of the Partnership Agreement hereby is amended by inserting the following defined term in proper alphabetical order:

“ “SERIES A PREFERRED UNIT” means a Preferred Partnership Unit that is specifically designated by the General Partner as being a Series A Preferred Unit, with the preferences, rights, and limitations designated in the Partnership Unit Designation attached as Exhibit G hereto.”

(g) Section 2.5 of the Partnership Agreement hereby is amended by deleting Section 2.5 in its entirety and replacing Section 2.5 with the following:

“The term of the Partnership commenced on January 6, 1997 and shall continue until dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.”

(h) Section 4.2 of the Partnership Agreement hereby is amended by adding as paragraph (c) the following:

“(c) SERIES A PREFERRED UNITS. Without limiting the generality of the foregoing, the General Partner is hereby authorized to cause the Partnership to issue Series A Preferred Units, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner or any other person; provided that the terms of the Series A Preferred Units shall be in accordance with Exhibit G.”

(i) Section 7.1(a) of the Partnership Agreement hereby is amended by adding as clause (xx) the following:

“(xx) adjusting the number of Partnership Units or the REIT Shares Amount in accordance with the definition thereof or causing the Partnership to take any action described in the last sentence of such definition in lieu of making an adjustment to the REIT Shares Amount.”

(j) Section 7.3(d) of the Partnership Agreement hereby is amended by adding as clause (vii) the following:

“(vii) to reflect any adjustment to the REIT Shares Amount contemplated by the definition thereof or any action taken by the Partnership in lieu of such an adjustment in accordance with the last sentence of the definition of “REIT Shares Amount”; and”

(k) Section 7.4(b) of the Partnership Agreement hereby is deleted in its entirety and replaced with the following:

“(b) Subject to Section 15.11, the Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s, the General Partner’s and the Company’s organization, the ownership of their assets and their operations, but excluding any expenses related to assets and operations of the Company or the General Partner that are not owned or conducted by or through the Partnership. Except to the extent provided in this Agreement, the General Partner, the Company and their Affiliates shall be reimbursed on a monthly basis, or on such other basis as the General Partner may determine in its sole and absolute discretion, for all such expenses. The Partners acknowledge that all such expenses of the General Partner and/or the Company, other than any expenses related to assets and operations of the Company or the General Partner that are not owned or conducted by or through the Partnership, are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7. In the event that certain expenses are incurred by the General Partner for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable.”

(l) Section 8.6(h) of the Partnership Agreement hereby is deleted in its entirety and replaced with the following:

“(h) If, at any time, the Company acquires or divests, directly or indirectly, material assets other than assets acquired on behalf of or owned through the Partnership and other than Partnership Interests, the definition of “REIT Shares Amount” shall be adjusted, as reasonably agreed to by the General Partner and a Majority in Interest of the Limited Partners, to reflect the relative Fair Market Value of a REIT Share relative to the Deemed Partnership Interest Value of the related Partnership Unit.”

(m) Section 8.6 of the Partnership Agreement hereby is amended by adding as paragraph (j) the following:

“(j) For purposes of this Section 8.6, all references to “Partnership Units” shall mean “Partnership Common Units.”

(n) Section 10.3 of the Partnership Agreement hereby is amended by deleting the existing Section 10.3 and replacing such Section 10.3 in its entirety and replacing such clause with the following:

“A. General. The General Partner shall be the “tax partner” of the Partnership for federal, state and local income tax administrative or judicial proceedings (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as a “judicial review”) and is treated as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code as in effect on November 1, 2015 (Subchapter C of Chapter 63 of the Code as in effect on November 1, 2015 referred to as the “Current Partnership Audit Rules”) and the “partnership representative” pursuant to Section 6223(a) of the Code as included in the Bipartisan Budget Act of 2015 (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”). The General Partner is authorized to conduct all tax audits and judicial reviews for the Partnership. So long as Section 6223(c)(3) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

B. Powers. The tax partner is authorized, but not required (and the Partners hereby consent to the tax partner taking the following actions):

(1)	to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)	to enter into any settlement with the IRS with respect to any tax audit or judicial review for the adjustment of Partnership items required to be taken into account by a Partner or the Partnership for income tax purposes, and in the settlement agreement the tax partner may expressly state that such agreement shall bind the Partnership and all Partners, except that so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)	to seek judicial review of any adjustment assessed by the IRS or any other tax authority, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)	to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)	to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)	to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.	electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.	for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from Available Cash of the Partnership, withholding of distributions of Available Cash to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)	to take any other action required or permitted by the Code and Regulations in connection with its role as tax partner.

The taking of any action and the incurring of any expense by the tax partner in connection with any such audit or proceeding referred to in clause (7) above, except to the extent required by law, is a matter in the sole and absolute discretion of the tax partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax partner in its capacity as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)	information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)	information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)	information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

C. Reimbursement. The tax partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

D. Survival. The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.”

(o) The Partnership Agreement shall be amended by deleting the existing Exhibit A thereto and replacing such exhibit with new Exhibit A attached hereto.

(p) The Partnership Agreement shall be amended by adding thereto a new Exhibit G in the form of Exhibit G attached hereto.

Section 2.	NO OTHER CHANGES

Except as expressly amended hereby, the Partnership Agreement shall in all respects continue in full force and effect and the General Partner and the Company ratify and confirm that they continue to be bound by the terms and conditions thereof.

Section 3.	APPLICABLE LAW

This Amendment No. 4 shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 4.	CAPITALIZED TERMS

All capitalized terms used in this Amendment No. 4 and not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to the Second Amended and Restated Partnership Agreement of Parkway Properties LP as of the date first written above.

THE GENERAL PARTNER:

PARKWAY PROPERTIES GENERAL PARTNERS, INC.

By:
Name:
Title:

By:
Name:
Title:

THE COMPANY:

PARKWAY, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

PARKWAY PROPERTIES LP

EXHIBIT A

Partner	Class or Series of Partnership Unit	Certificate Number (if applicable)
General Partner:

Parkway Properties General Partners, Inc.	[●] Common General Partnership Units	N/A

Limited Partners:

Parkway, Inc.	[●] Common Limited Partnership Units	N/A
Jeffrey N. Meltzer	[●] Common Limited Partnership Units	N/A
John A. Meltzer	[●] Common Limited Partnership Units	N/A
Andrew Silverman	[●] Common Limited Partnership Units	013
Andrew Silverman	[●] Common Limited Partnership Units	014
Alexander D. Silverman	[●] Common Limited Partnership Units	015
Alexander D. Silverman	[●] Common Limited Partnership Units	016

Maguire Thomas Partners - Philadelphia, Ltd.	[●] Common Limited Partnership Units	N/A
Thomas Investment Partners, Ltd.[5]	[●] Common Limited Partnership Units	N/A
Maguire Thomas Partners - Commerce Square II, Ltd.	[●] Common Limited Partnership Units	N/A
The Lumbee Clan Trust	[●] Common Limited Partnership Units	N/A
Thomas Master Investments, LLC[5]	[●] Common Limited Partnership Units	N/A
Thomas Partners, Inc.	[●] Common Limited Partnership Units	N/A
Diana Laing	[●] Common Limited Partnership Units	N/A
Paul Rutter	[●] Common Limited Partnership Units	N/A
James R. Heistand	[●] Common Limited Partnership Units	N/A
David R. O’Reilly	[●] Common Limited Partnership Units	N/A

Partner	Class or Series of Partnership Unit	Certificate Number (if applicable)
M. Jayson Lipsey	[●] Common Limited Partnership Units	N/A
Jeremy Dorsett	[●] Common Limited Partnership Units	N/A
Scott E. Francis	[●] Common Limited Partnership Units	N/A
Jason A. Bates	[●] Common Limited Partnership Units	N/A

A-2

Exhibit G

EXHIBIT G

DESIGNATION OF

RIGHTS, LIMITATIONS, AND PREFERENCES

OF SERIES A PREFERRED UNITS

A. Designation and Number. A series of Partnership Units, designated as the “8.00% Series A Cumulative Preferred Units,” is hereby established (“Series A Preferred Units”). The number of Series A Preferred Units shall be fifty (50). Certain capitalized terms used in this Exhibit G and not defined in the main body of the Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, as amended, of which this Exhibit G is a part, shall have the meanings ascribed thereto in Section H below.

B. Distributions and Allocations.

(i) Subject to the preferential rights of the holders of any class or series of Senior Units, the holders of the Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner, out of funds legally available for the payment of distributions, cumulative cash distributions per Series A Preferred Unit in an amount equal to the Series A Priority Return accrued thereon. Such distributions shall accrue on each Series A Preferred Unit and be cumulative from, and including, the first date on which any Series A Preferred Unit is issued (the “Series A Preferred Unit Original Issue Date”) and shall be payable quarterly in arrears on each Series A Distribution Payment Date (as defined below), commencing on December 31, 2016; provided, however, that if any Series A Distribution Payment Date falls on a date other than a Business Day, then the distribution which would otherwise have been payable on such Series A Distribution Payment Date shall be paid on the first Business Day immediately following such Series A Distribution Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series A Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series A Preferred Units for any Series A Distribution Period shall be computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each. Distributions will be payable to the holder(s) of record as they appear in the records of the Partnership at the close of business on the applicable Series A Distribution Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding Series A Preferred Unit shall be entitled to receive a distribution with respect to any Series A Distribution Record Date equal to the distribution paid with respect to each other Series A Preferred Unit that is outstanding on such date.

(ii) Notwithstanding anything contained herein to the contrary, distributions on the Series A Preferred Units shall accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units that may be in arrears.

(iii) No distributions on the Series A Preferred Units shall be authorized and declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(iv) So long as any Series A Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Preferred Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all prior Series A Distribution Periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series A Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Preferred Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series A Preferred Units and such Parity Preferred Units.

(v) So long as any Series A Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units) shall be authorized and declared, or paid or set apart for payment, with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Partnership Units made pursuant to Section 8.6 of the Agreement or as otherwise expressly provided in the Agreement or for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Units or exchange for options, warrants or rights to subscribe for or purchase any Junior Units, or redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in the Charter)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership, directly or indirectly, unless in each case full cumulative distributions on all outstanding shares of Series A Preferred Units and any Parity Preferred Units at the time such distributions are payable shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all prior Series A Distribution Periods and all prior distribution periods with respect to such Parity Preferred Units.

(vi) Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or shares of stock, in excess of full cumulative distributions on the Series A Preferred Units as provided herein.

(vii) Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable.

(viii) Except as provided herein, the Series A Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(ix) As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

C. Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, subject to the preferential rights of the holders of shares of any class or series of Senior Units, but before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the holders of the Series A Preferred Units shall be entitled to receive $100,000.00 per Series A Preferred Unit (the “Liquidation Preference”) plus an amount per Series A Preferred Unit equal to all distributions (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series A Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Units and any such other Parity Preferred Units ratably in accordance with the respective amounts that would be payable on such Series A Preferred Units and any such other Parity Preferred Units if all amounts payable thereon were paid in full. For the purposes of this Section C, a Sale Transaction shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

(ii) Subject to the rights of the holders of Parity Preferred Units, upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Units, as provided in this Section C, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units shall not be entitled to share therein.

D. Mandatory Redemption. In the event of a Sale Transaction, the Partnership shall redeem all, and not less than all, of the outstanding shares of Series A Preferred Units for cash equal to the Redemption Price, but such holders of the Series A Preferred Units shall not be entitled to any further payment. No Series A Preferred Unit may be redeemed except with assets legally available for the payment of the Redemption Price. All Series A Preferred Units redeemed pursuant to this Section D shall be retired and shall be reclassified as authorized and unissued Preferred units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred units.

E. Repurchase.

(i) Following the Reorganization (as defined in the Merger Agreement), if Parent repurchases any shares of the Series A Preferred Stock, the Partnership shall repurchase an equal number of its Series A Preferred Units from Parent for an amount of consideration equal to the consideration paid by Parent for the repurchase of such shares of Series A Preferred Stock.

In addition, in the event of the liquidation, dissolution or winding up of Parent prior to the occurrence of a Liquidating Event pursuant to Section 13.1 of this Agreement, the Partnership shall repurchase, on any payment date established by Parent for liquidating distributions to the Series A Preferred Stock, all of the outstanding Series A Preferred Units. Upon any such repurchase, the Partnership shall pay a repurchase price, in cash, to Parent for each Series A Preferred Unit repurchased equal to the Liquidation Preference, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for repurchase, without interest to the extent the Partnership has funds legally available therefor. So long as full cumulative distributions on the Series A Preferred Units for all prior Series A Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set aside for payment, nothing herein shall prevent or restrict the Partnership’s right or ability to purchase, from time to time, all or any part of the Series A Preferred Units at such price or prices as the Partnership may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Units from Parent in connection with Parent’s repurchase of shares of Series A Preferred Stock.

(ii) Following the Reorganization (as defined in the Merger Agreement), in the event of any repurchase of the Series A Preferred Stock by Parent in order to preserve the status of Parent as a REIT for United States federal income tax purposes pursuant to the Charter, the Partnership shall redeem an equal number of Series A Preferred Units from Parent at a redemption price equal to the redemption price paid by Parent for such shares of Series A Preferred Stock pursuant to the Charter.

(iii) Following the Reorganization (as defined in the Merger Agreement), if a redemption date falls after a Series A Distribution Record Date and on or prior to the corresponding Series A Distribution Payment Date, each holder of Series A Preferred Units at the close of business of such Series A Distribution Record Date shall be entitled to the distribution payable on such Series A Preferred Units on the corresponding Series A Distribution Payment Date notwithstanding the redemption of such Series A Preferred Units on or prior to such Series A Distribution Payment Date or the Partnership’s default in the payment of such distribution due.

(iv) Following the Reorganization (as defined in the Merger Agreement), from and after the date of any such redemption of Series A Preferred Units, the Series A Preferred Units so redeemed shall no longer be outstanding, and all rights of the holders of such Series A Preferred Units shall terminate.

(v) The Redemption Rights provided to the holders of Partnership Common Units under Section 8.6 of this Agreement shall not apply to holders of Series A Preferred Units.

F. Rank. Subject to the provisions of this Exhibit G, the Series A Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank senior to any Junior Units. The Series A Preferred Units shall also rank junior in right of payment to the Partnership’s other existing and future debt obligations.

G. Voting

(i) Other than as set forth in Section G(ii), the Series A Preferred Units do not have any voting rights with respect to the Partnership.

(ii) Without the prior affirmative vote or written consent of the holders of not less than two-thirds of the then total outstanding Series A Preferred Units (a “Supermajority Interest”), voting separately as a single class with one vote per unit, and subject to any other unitholder approval requirements required by applicable law, the Partnership shall not take, and shall cause its subsidiaries not to, any such action or transaction without such prior written consent being null and void ab initio and of no force or effect:

(a)	create, or authorize the creation of, any class or series of Senior Units (or any interest convertible into or exercisable for any class or series of Senior Units);

(b)	increase or decrease the number of authorized units of any class or series of Senior Units (or any interest convertible into or exercisable for any class or series of Senior Units);

(c)	amend, alter, modify or repeal the Partnership Agreement in a manner that would change the preferences, rights or privileges with respect to the Series A Preferred Units so as to affect the Series A Preferred Units materially and adversely; provided that, for the avoidance of doubt, nothing herein contained shall require such a vote or consent in connection with any authorization, increase or issuance of any class or series of Parity Preferred Unit; or

(d)	agree or commit to do any of the foregoing.

H. No Conversion. The Series A Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

I. Certain Defined Terms. The following capitalized terms used in this Exhibit G shall have the meanings set forth below:

“Junior Units” means any Partnership Unit representing any class or series of Partnership Interest ranking, as to distributions, or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to Series A Preferred Units.

“Merger Agreement” that certain Agreement and Plan of Merger, dated as of April 28, 2016, by and among Parkway Properties, Inc., the Partnership, Cousins Properties Incorporated and Clinic Sub Inc.

“Parity Preferred Unit” means any Partnership Unit representing any class or series of Partnership Interests of the Partnership now or hereafter issued and outstanding, which, by its terms, ranks on a parity with the Series A Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or both, as the context may require.

“Redemption Price” means an amount equal to the Liquidation Preference, plus an amount per share of Series A Preferred Units equal to all distributions (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of the Sale Transaction.

“Sale Transaction” means any (i) merger, consolidation, business combination or similar transaction with one or more entities that results in the holders of the outstanding voting interest of Parent, the Partnership or New Parkway LP immediately prior to consummation of the transaction owning less than 50% of the outstanding voting interest of Parent, the Partnership or New Parkway LP (or any surviving or other entity resulting from such transaction) immediately after consummation of the transaction or (ii) sale, transfer or other disposition of all or substantially all of Parent’s or the Partnership’s assets.

“Senior Units” means any Partnership Unit representing any class or series of Partnership Interest ranking, as to distributions, or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, senior to the Series A Preferred Units.

“Series A Distribution Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2016.

“Series A Distribution Period” shall mean a period commencing on, but excluding, a Series A Distribution Payment Date to and including, the next Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Preferred Unit Original Issue Date and end on, and include December 31, 2016).

“Series A Distribution Record Date”, with respect to any distribution payable on Series A Preferred Units, means the close of business on the record date fixed for the determination of holders of record of Series A Preferred Shares entitled to receive a corresponding distribution on such Series A Preferred Shares.

“Series A Preferred Shares” means a share of the 8.00% Series A Cumulative Preferred Stock, $0.001 par value per share, of Parent.

“Series A Priority Return” shall mean, with respect to any Series A Preferred Unit, an amount equal to 8.00% per annum on the stated value of $100,000 of the Series A Preferred Unit (equivalent to the fixed annual amount of $8,000 per Series A Preferred Unit), commencing on the Series A Preferred Shares Original Issuance Date. For any distribution period greater than or less than a full distribution period, the amount of the Series A Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. For any quarterly period, the amount of the Series A Priority Return shall be computed by dividing the applicable annual distribution rate by four.

“Supermajority Interest” has the meaning set forth Section G.

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